Exhibit 10.1

RESOLUTIONS FOR ADOPTION
BY THE
BOARD OF DIRECTORS
OF
PHH CORPORATION
AT A MEETING TO BE HELD
ON

September 2, 2014

Termination of the PHH Corporation Non-Employee Director Compensation Programs

WHEREAS, PHH Corporation, a Maryland Corporation (the “Company”) maintains the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (the “2005 EIP”), which was last amended and restated June 17, 2009 and has been amended once since such date;

WHEREAS, under the Section 6(b)(iv)(D) of the 2005 EIP, the Compensation Committee is authorized to grant certain restricted stock units in accordance with the terms thereunder (the “Restricted Stock Unit Provisions”);

WHEREAS, the Restricted Stock Unit Provisions provide that no acceleration of the payment of restricted stock units shall be permitted, except the extent the Human Capital and Compensation Committee (the “Committee”) determines such acceleration is permitted under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”);

WHEREAS, the Board of Directors of the Company (the “Board”) approved the new PHH Corporation 2014 Equity and Incentive Plan (the “2014 EIP”), subject to the approval by the Company’s shareholders at the next annual meeting of the shareholders (the “Shareholder Approval”);

WHEREAS, Shareholder Approval of the 2014 EIP was obtained at the annual shareholder meeting on May 22, 2014;

WHEREAS, Section 3.4 of the 2014 EIP permits for certain Award Programs under the 2014 EIP for the granting of Other Stock-Based Awards, such as restricted stock units, in accordance with the terms of the 2014 EIP; and

WHEREAS, the Board adopted an Award Program under the 2014 EIP, subject to the Shareholder Approval of the 2014 EIP, to continue the Restricted Stock Unit Provisions for the portion of 2014 following shareholder approval of the 2014 EIP (the “2014 Director Program”);

WHEREAS, Section 5.3 of the 2014 Director Program provides that no acceleration of the payment of restricted stock units shall be permitted, except the extent the Committee determines such acceleration is permitted under Section 409A;

WHEREAS, the Company recently completed a sale of its Fleet business to Element Financial Corporation (the “Fleet Sale”);

WHEREAS, the Committee has determined that the Fleet Sale constitutes a “change in control event” within the meaning of Section 409A;

WHEREAS, Section 1.409A-3(j)(4)(ix)(B) of the regulations under Section 409A permit the termination and liquidation of the Restricted Stock Unit Provisions and the 2014 Director Program pursuant to an irrevocable action taken by the Company within 30 days preceding or 12 months following a change in control event under Section 409A, provided that all plans that are aggregated with the terminated plans under Section 1.409A-1(c)(2) with respect to each participant that experienced the same change in control event are also terminated and liquidated;

WHEREAS, the Committee has determined that no other plans are required to be aggregated with the Restricted Stock Unit Provisions and the 2014 Director Program;

WHEREAS, the Committee has recommended to the Board that it terminate and liquidate the Restricted Stock Unit Provisions and the 2014 Director Program; and

WHEREAS, the Board has determined that it is in the best interests of the Company to terminate and liquidate the Restricted Stock Unit Provisions and the 2014 Director Program in accordance with the applicable regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby irrevocably terminates the Restricted Stock Unit Provisions and the 2014 Director Program in accordance with Section 1.409A-3(j)(4)(ix)(B) of the regulations under Section 409A effective as of the date beginning the first open trading window that occurs after the adoption of these resolutions or, if earlier, November 7, 2014;

FURTHER RESOLVED, that all shares payable under the Restricted Stock Unit Provisions and the 2014 Director Program will be paid at the termination of the Restricted Stock Unit Provisions and the 2014 Director Program.

New Director Compensation Program

WHEREAS, because the Board has terminated the Restricted Stock Unit Provisions and the 2014 Director Program, the Board believes that a replacement program will be necessary for the balance of 2014;

WHEREAS, the Committee recommended to the Board that it adopt an award program under the 2014 EIP to provide that the equity portion of non-employee director compensation for the fourth calendar quarter of 2014 shall be paid in the form of shares of stock under the “Other Stock Based Award” provisions of Section 3.4 of the 2014 EIP that will be vested on grant and delivered when fees are normally payable following the end of each quarter, with the number of shares determined based on the fair market value as of payment date, rounded down to a whole share (with any remainder amount payable in cash);

WHEREAS, the Committee recommended to the Board that the equity portion of the non-employee director compensation will be the same portion of the non-employee director retainers and fees that were being deferred pursuant to the Restricted Stock Provisions and the 2014 Director Program immediately prior to their termination; and

WHEREAS, the Board has determined that it is in the best interests of the Company to provide that the equity portion of non-employee director compensation for the fourth calendar quarter of 2014 shall be paid in the form of shares of stock under the 2014 EIP.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approves the payment of the equity portion of non-employee director compensation for the fourth calendar quarter of 2014 in the form of shares of stock under the “Other Stock Based Award” provisions of Section 3.4 of the 2014 EIP that will be vested on grant and delivered when fees are normally payable following the end of each quarter, with the number of shares determined based on the fair market value as of payment date, rounded down to a whole share (with any remainder amount payable in cash); and

FURTHER RESOLVED, that the equity portion of the non-employee director compensation program will be the same portion of the non-employee director retainers and fees that were being deferred pursuant to the Restricted Stock Provisions and the 2014 Director Program immediately prior to their termination.

Adoption of Revised Share Ownership Policy

WHEREAS, the Company adopted share ownership guidelines for employees effective December 18, 2013;

WHEREAS, the Committee recommended to the Board that it adopt revised share ownership guidelines should the Board terminate the Restricted Stock Unit Provisions and the 2014 Director Program; and

WHEREAS, because the Board has terminated the Restricted Stock Unit Provisions and the 2014 Director Program, the Board believes it is prudent and in the best interests of the Company to amend currently existing share ownership guidelines to include non-employee directors of the Company in the manner recommended by the Committee with additional clarifications.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby adopts an amended share ownership Policy in substantially the form attached hereto as Exhibit A;

General Authorization

FURTHER RESOLVED, that any action taken in furtherance of the foregoing resolutions by an officer of the Company or any designee of an officer of the Company is hereby ratified, affirmed and approved;

FURTHER RESOLVED, that any officer of the Company and any designee of any officer of the Company, is hereby authorized and directed to take all actions and to finalize, execute and deliver all agreements, instruments, and other documents as he or she shall deem necessary or desirable to carry out the intent of the foregoing resolutions; and

FURTHER RESOLVED, that the signature of any officer of the Company or his or her designee on any document shall be conclusive evidence of his or her authority.

EXHIBIT A - PHH Corporation Amended Non-Employee Director and Employee Share Ownership Policy

(See attached.)

PHH CORPORATION

NON-EMPLOYEE DIRECTOR AND EMPLOYEE SHARE OWNERSHIP AND RETENTION POLICY
EFFECTIVE SEPTEMBER 2, 2014 (THE “EFFECTIVE DATE”)

Purpose

The Human Capital and Compensation Committee (the “Committee”) of PHH Corporation’s Board of Directors (the “Board”) has adopted this Non-Employee Director and Employee Share Ownership and Retention Policy (“Policy”) to further align the interests of its non-employee members of the Board (“a “Non-Employee Director”), Executive Officers and certain key employees identified by the Committee and/or the Company as regular recipients of equity based grants (collectively the Executive Officers and key employees identified by the Committee and/or Company are referred to as “Covered Employees”) with the long term interests of its stockholders and further promote the Company’s commitment to sound corporate governance. This Policy amends and restates the Employee Share Ownership and Retention Guidelines last restated with an adoption date of December 18, 2013.

Shares Counted

Shares that count towards satisfaction of the Policy include the following, whether acquired prior to, as of, or after the Effective Date: (1) shares owned by the Non-Employee Director or Covered Employee and his or her immediate family members residing in the same household; (2) shares held in trust for the benefit of the Non-Employee Director or Covered Employee and his or her immediate family members residing in the same household; (3) unvested and vested shares of restricted stock; and (4) unvested and vested shares of restricted stock units. Awards that are payable solely in cash do not count toward the satisfaction of the Policy. For purposes of the Policy, each unit of stock will be valued based on PHH’s trading price, subject to adjustments annually, as of the first trading day in January or any other interim date the Committee may by resolution designate the “Determination Date”.

Stock Ownership for Non-Employee Directors

Non-Employee Directors are required to hold a number of shares of the Company’s Common Stock with a value equal to 5 times the basic annual cash retainer payable to a director (without regard to additional retainer amounts or stipends for Board or Committee chairmanship or committee assignments). Basic cash retainer means the portion of a Non-Employee Director’s annual retainer which is payable in cash and not equity. The requirements are initially calculated using a Non-Employee Director’s annual basic cash retainer as of the date the Non-Employee Director first becomes subject to the Policy.

Stock Ownership for Covered Employees

Covered Employees are required to hold a number of shares of the Company’s common stock with a value equal to the stock ownership requirement for their position. The Company’s stock ownership requirements are determined based on a multiple of the Covered Employee’s base salary, with the size of the multiple based on the individual’s position as set forth below.

Position	Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer and Executive Vice Presidents	4x
Section 16 Officers (excluding the Chief Accounting Officer)	3x

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Position	Multiple of Base Salary
Covered Employees who are members of the Management Operating Committee	2x

Covered Employees who are identified by the Committee and/or Company as a regular recipient of equity based grants under the 2005 Amended and Restated Equity and Incentive Plan, the 2014 Equity and Incentive Plan, or any successor Equity and Incentive plan

1x

The above requirements are initially calculated using the Covered Employee’s base salary as of the date the individual first becomes subject to the Guidelines.

Compliance with Policy

Compliance with the Policy is determined on each Determination Date to calculate the required number of shares that must be held before a Non-Employee Director or Covered Employee can dispose of shares other than to meet select tax withholding obligations or, in the case of a Non-Employee Director, to meet the Non-Employee Director estimate of his or her tax payment obligations resulting from receipt or vesting of shares, or to execute a cashless or net exercise of an option. Any increase to base salary, or change in position, is not considered after the Covered Employee has satisfied the Policy until the next Determination Date.

Implications of Non-Compliance

A Non-Employee Director or Covered Employee who has not yet achieved the applicable stock ownership guideline will be required to retain an amount equal to one hundred percent of the Net Shares upon payment of any equity based grant or exercise of a stock option until the guideline has been achieved. “Net Shares” are those shares that remain after shares are sold or netted to pay any withholding taxes or, in the case of a Non-Employee Director, to meet the Non-Employee Director’s estimate of his or her tax payment obligations resulting from receipt or vesting of shares, and, in the case of stock options, the exercise price. This requirement to retain Net Shares would also apply if the Company’s common stock price declines, or a change in covered class, causes the individual’s previous ownership to fall short of the guideline as of the next Determination Date. In the event that a Non-Employee Director or Covered Employee has satisfied the Policy on a prior Determination Date, a decrease in the Company’s stock price without a sale of shares (other than for withholding taxes or to meet a Non-Employee Director’s estimate of his or her tax payment obligations on shares) is not considered non-compliance under the Policy on a subsequent Determination Date.

Exceptions

The Committee will evaluate whether exceptions should be made to any participant who, due to unique financial or other circumstances would incur a severe hardship by complying with the Policy.. This would also include a new Non-Employee Director or Covered Employee for whom the stock ownership Policy might otherwise constitute a financial impediment to joining the Board or Company (e.g. a candidate from government, academia or similar professions).

Administration & Interpretation

The Policy shall be administered, interpreted and construed by the Committee, who shall have the authority to implement and carry out the Policy in accordance with its terms and conditions.

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